EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-210412 on Form S-8 of our report dated March 14, 2017, relating to the financial statements of Syndax Pharmaceuticals, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of Syndax Pharmaceuticals, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 14, 2017